Exhibit 3(h)
FIRST AMENDMENT TO PLEDGE AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO PLEDGE AND SECURITY AGREEMENT (this “First Amendment”) dated as of August 12, 2021 made by Red Oak Capital Fund V, LLC, a Delaware limited liability company (“Pledgor”), and UMB Bank, N.A. (“Trustee”) in its capacity as indenture trustee and collateral agent for the benefit of the holders of Bonds (as defined herein) issued by Pledgor under that certain Indenture, dated July 31, 2020 and as supplemented and modified from time to time (the “Indenture”).

RECITALS

WHEREAS, Pledgor and Trustee entered into that certain Pledge and Security Agreement, dated July 31, 2020 (the “Original Security Agreement”), whereby the Pledgor granted a security interest in all of the Pledged Collateral, as defined therein.

WHEREAS, the parties hereto wish to amend the Original Security Agreement as herein provided to contemplate the addition of the B Bonds and B R-Bonds (as defined in the Indenture) as an additional class of debt security issued under the Indenture.

AGREEMENT

NOW, THEREFORE, FOR and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The following definitions in Article 1, Section 1.3 of the Original Security Agreement shall be deleted in their entirety and replaced with the following:

“Bonds” are debt securities of Grantor issued as “A Bonds,” “B Bonds,” “A R-Bonds,” and “B R-Bonds” under the Indenture.

“Holder” means a holder of record of one or more A Bonds, B Bonds, A R-Bonds and B R-Bonds.

“Indenture” means that certain Indenture dated as of July 31, 2020 by and between the Grantor and the Trustee, as may be amended or supplemented from time to time.

2.
Counterparts. This First Amendment may be executed in one or more counterparts, each of which is an original, but all of which shall constitute but one and the same instrument.

3.
Integration; Interpretation. This First Amendment contains or expressly incorporates by reference the entire agreement of the parties with respect to the matters contemplated herein and supersedes all prior negotiations or agreements, written or oral, and shall not be modified except by written instrument executed by all parties.

4.
Ratification. The Pledge and Security Agreement, as amended herein, is ratified, approved and confirmed.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and in the month and year first above written.

Pledgor:

Red Oak Fund V, LLC a Delaware limited liability company

By:	/s/ Gary Bechtel
Gary Bechtel
Authorized Signatory

Trustee:

UMB BANK, N.A., a national banking association

By:	/s/ Lara Stevens
Lara Stevens
Vice President